Exhibit 99.1

News Release

EPAM Systems Reports Record Results for Fourth Quarter and Full Year 2012

•	Fourth Quarter revenues up 14% sequentially and 32% year-over-year

•	Annual revenues of $433.8 million, up 30% year-over-year

•	Double digit growth in profitability achieved in both fourth quarter and full year 2012

•	2013 revenues expected to increase by 23% to 25%

Newtown, PA – February 27, 2013 - EPAM Systems, Inc. (NYSE: EPAM), a leading provider of complex software engineering solutions and a leader in Central and Eastern European IT services delivery, today announced record results for its fourth quarter and full year ended December 31, 2012.

Arkadiy Dobkin, CEO and President commented, “Our strong fourth quarter and full year 2012 results demonstrate the competitiveness of our business proposition. By combining our core strengths in software engineering with our strong expertise in a number of emerging technologies and our fast developing domain knowledge, EPAM is differentiated as a provider of high quality, complex technology and business solutions to meet the rapidly-changing needs of global clients. Consequently, we reported significant year-over-year revenue growth across our three geographic regions and most of our key vertical markets in both the fourth quarter and full year 2012.

Profitability was in line with our guidance, as we continued to post double-digit year-on-year improvement in both the fourth quarter and full year 2012, while investing in people and infrastructure that will drive future growth. At the end of the fourth quarter, we completed an important strategic transaction with the acquisition of Empathy Lab, a digital strategy and multi-channel experience design firm that significantly strengthens our position as a global provider of end-to-end digital services and multi-channel eCommerce solutions. The integration of Empathy Lab is currently underway, and we are working together on business development initiatives to drive revenue synergies.”

Fourth Quarter 2012 Highlights

•	Revenues increased to a record $125.5 million, up 32.0% year-on-year and 14.0% sequentially

•	GAAP income from operations was $18.7 million, an increase of 20.9% compared to $15.4 million in the fourth quarter of 2011

•	Non-GAAP income from operations was $20.6 million, an increase of $4.2 million or 26.0%, from $16.3 million in the fourth quarter of 2011

•	Quarterly diluted earnings per share (EPS) on a GAAP basis was $0.32, up from $0.29 in the year-ago quarter

•	Non-GAAP quarterly diluted EPS was $0.37, up 23% from $0.30 in the year-ago quarter

EPAM generated cash from operations of $35.8 million in the fourth quarter of 2012, an increase of $9.4 million generated over the fourth quarter of 2011.

Reconciliations of non-GAAP financial measures to operating results and diluted EPS are included at the end of this release.

Full Year 2012 Highlights

•	Revenues increased 29.7% to a record $433.8 million, up from $334.5 million reported in 2011

•	GAAP income from operations for 2012 was $66.0 million, an increase of 20.0% over 2011

•	Non-GAAP income from operations was $74.9 million compared to $60.9 million in 2011

•	Diluted EPS on a GAAP basis was $1.17, compared to $0.63 in the previous year

•	Non-GAAP diluted EPS was $1.42, compared to $1.19 in 2011

•	Net headcount for IT professionals increased 21.9% to 8,495 as of December 31, 2012, from 6,968 as of December 31, 2011

For full year 2012, EPAM generated operating cash flow of $48.5 million. As of December 31, 2012 EPAM had cash and cash equivalents of $118.1 million.

Full Year and First Quarter 2013 Outlook

Based on our visibility and the market conditions we see for our service offerings, we are confident that our growth momentum will continue in 2013 and beyond. To support this expansion, we will continue to invest in the development of technical competencies that are critical to our success and to build our on-site presence to better support complex solution delivery requirements. Additionally, we will evaluate organic opportunities as well as acquisitions to expand our scope of services, complement existing technical expertise, and add new vertical markets,” concluded Mr. Dobkin.

Based on current conditions, EPAM expects year-over-year revenue growth in the range of 23% to 25%. Non-GAAP net income growth for 2013 is expected to be in the range of 12% to 15% year-over-year, with an increase in the effective tax rate to approximately 20%.

For the first quarter of 2013, EPAM expects revenue between $122 million and $125 million, representing a growth rate of 29% to 31% over first quarter 2012 revenue, which includes results from two acquisitions made in 2012 that were not in the comparable period. First quarter 2013 non-GAAP diluted EPS is expected to be in the range of $0.32 to $0.34 based on an estimated first quarter 2013 weighted average of 47.6 million diluted shares.

Conference Call Information

EPAM will hold a conference call to discuss its fourth quarter and full year 2012 results at 8:00 a.m. Eastern time, on Thursday, February 28, 2013. A live webcast of the call may be accessed over the Internet from EPAM’s Investor Relations website at investors.epam.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call also is available by dialing 1-877-407-0784 (domestic) or 1-201-689-8560 (international) and entering passcode 409154. Participants should ask for the EPAM Systems fourth quarter and full year 2012 conference call.

A replay of the live conference call will be available approximately one hour after the call. The replay will be available on EPAM’s website or by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay passcode 409154. The telephonic replay will be available until March 10, 2013.

About EPAM Systems

Established in 1993, EPAM Systems, Inc. (NYSE:EPAM) provides software engineering solutions through its leading Central and Eastern European service delivery platform. Headquartered in the United States, EPAM employs approximately 8,500 IT professionals and serves clients worldwide from its locations in the United States, Canada, UK, Switzerland, Germany, Sweden, Belarus, Hungary, Russia, Ukraine, Kazakhstan and Poland.

Non-GAAP Financial Measures

EPAM supplements results reported in accordance with principles generally accepted in the United States, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods and compare EPAM and similar companies. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expense, write-off and recovery, amortization of purchased intangible assets, goodwill impairment, legal settlement, foreign exchange gains and losses, and M&A costs. However, because EPAM’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:

EPAM Systems, Inc.

Ilya Cantor, Chief Financial Officer

Phone: +1-267-759-9000 ×64588

Fax: +1-267-759-8989

investor_relations@epam.com

EPAM SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
Revenues	$125,538	$95,127	$433,799	$334,528
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	77,284	59,388	270,361	205,336
Selling, general and administrative expenses	26,377	18,510	85,868	64,930
Depreciation and amortization expense	3,208	1,806	10,882	7,538
Goodwill impairment loss	—	—	—	1,697
Other operating expenses, net	13	(4)	682	19

Income from operations	18,656	15,427	66,006	55,008
Interest and other income, net	519	422	1,941	1,422
Foreign exchange loss	(135)	(500)	(2,084)	(3,638)

Income before provision for income taxes	19,040	15,349	65,863	52,792
Provision for income taxes	4,041	2,965	11,379	8,439

Net Income	$14,999	$12,384	$54,484	$44,353

Comprehensive income	$15,640	$11,535	$56,977	$43,103

Accretion of preferred stock	—	—	—	(17,563)
Net income allocated to participating securities	—	(6,941)	(3,341)	(15,025)
Net income available for common stockholders	14,999	5,443	51,143	11,765

Net income per share of common stock:
Basic (common)	0.35	0.32	1.27	0.69
Basic (puttable common)	—	0.32	—	1.42
Diluted (common)	0.32	0.29	1.17	0.63
Diluted (puttable common)	—	0.29	—	0.77
Shares used in calculation of net income per share of common stock:
Basic (common)	43,294	17,141	40,190	17,094
Basic (puttable common)	—	18	—	18
Diluted (common)	46,604	20,520	43,821	20,473
Diluted (puttable common)	—	18	—	18

EPAM SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, 2012	As of December 31, 2011
	(in thousands, except share and per share data)
Assets
Current assets
Cash and cash equivalents	$118,112	$88,796
Accounts receivable, net of allowance of $2,203 and $2,250, respectively	78,906	59,472
Unbilled revenues	33,414	24,475
Prepaid and other current assets	12,264	6,436
Time deposits	1,006	—
Restricted cash, current	660	—
Deferred tax assets, current	6,593	4,384

Total current assets	250,955	183,563
Property and equipment, net	53,135	35,482
Restricted cash, long-term	467	2,582
Intangible assets, net	16,834	1,251
Goodwill	22,698	8,169
Deferred tax assets, long-term	6,093	1,875
Other long-term assets	632	2,691

Total assets	$350,814	$235,613

Liabilities
Current liabilities
Accounts payable	$6,095	$2,714
Accrued expenses	19,814	24,782
Deferred revenue	6,369	6,949
Due to employees	12,026	8,234
Taxes payable	14,557	8,712
Deferred tax liabilities, current	491	1,736

Total current liabilities	59,352	53,127
Deferred revenue , long-term	1,263	—
Taxes payable, long-term	1,228	1,204
Deferred tax liabilities, long-term	2,691	283

Total liabilities	64,534	54,614

Commitments and contingencies
Preferred stock, $.001 par value; 0 and 5,000,000 authorized at December 31, 2012 and December 31, 2011; 0 and 2,054,935 Series A-1 convertible redeemable preferred stock issued and outstanding at December 31, 2012 and December 31, 2011; $.001 par value 0 and 945,114 authorized at December 31, 2012 and December 31, 2011, 0 and 384,804 Series A-2 convertible redeemable preferred stock issued and outstanding at December 31, 2012 and December 31, 2011	—	85,940
Stockholders’ equity
Common stock, $.001 par value; 160,000,000 authorized; 45,398,523 and 18,914,616 shares issued, 44,442,494 and 17,158,904 shares outstanding at December 31, 2012 and December 31, 2011, respectively	44	17
Preferred stock, $.001 par value; 0 and 290,277 authorized Series A-3 convertible preferred stock issued and outstanding at December 31, 2012 and December 31, 2011, respectively	—	—
Additional paid-in capital	166,962	40,020
Retained earnings	128,992	74,508
Treasury stock	(8,697)	(15,972)
Accumulated other comprehensive loss	(1,021)	(3,514)

Total stockholders’ equity	286,280	95,059

Total liabilities and stockholders’ equity	$350,814	$235,613

EPAM SYSTEMS, INC. AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Measures

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2012	2012	2012		2012	2012	2012
	GAAP	Adjustments	Non-GAAP		GAAP	Adjustments	Non-GAAP
Income from operations	$18,656	$1,896	$20,552	(a)	$66,006	$8,934	$74,940	(a)

Operating margin	14.9%	1.50%	16.4%		15.2%	2.10%	17.3%

Net income	$14,999	$2,031	$17,030	(b)	$54,484	$11,018	$65,502	(b)

Diluted earnings per share	$0.32		$0.37	(c)	$1.17		$1.42	(c)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2011	2011	2011		2011	2011	2011
	GAAP	Adjustments	Non-GAAP		GAAP	Adjustments	Non-GAAP
Income from operations	$15,427	$887	$16,314	(a)	$55,008	$5,869	$60,877	(a)

Operating margin	16.2%	0.9%	17.1%		16.4%	1.8%	18.2%

Net income	$12,384	$1,387	$13,771	(b)	$44,353	$9,507	$53,860	(b)

Diluted earnings per share	$0.29		$0.30	(c)	$0.63		$1.19	(c)

Notes:
		Three Months Ended		Year Ended
		December 31,		December 31,
		2012	2011	2012	2011
(a)
	Adjustment to GAAP Income from operations:	1,896	887	8,934	5,869
	Stock-based compensation, of which:	1,457	712	6,826	2,866
	reported in cost of revenues	323	418	2,809	1,365
	reported in sales, general and administrative expenses	1,134	294	4,017	1,501
	Amortization of purchased intangible assets	313	140	1,024	779
	M&A costs	126	35	500	527
	One-time charges	—	—	584	—
	Goodwill write-off	—	—	—	1,697
(b)
	Adjustment to GAAP Net Income:	2,031	1,387	11,018	9,507
	Stock-based compensation, of which:	1,457	712	6,826	2,866
	reported in cost of revenues	323	418	2,809	1,365
	reported in sales, general and administrative expenses	1,134	294	4,017	1,501
	Amortization of purchased intangible assets	313	140	1,024	779
	M&A costs	126	35	500	527
	One-time charges	—	—	584	—
	Goodwill write-off	—	—	—	1,697
	Foreign exchange (gains) and losses	135	500	2,084	3,638

(c)

Non-GAAP diluted earnings per share presents non-GAAP net income divided by Non-GAAP weighted average diluted common shares outstanding. Non-GAAP weighted average diluted common shares outstanding assumes (i) the 2.9 million shares EPAM sold in its February 2012 initial public offering were outstanding as of January 1, 2010, and (ii) the conversion of the outstanding preferred stock into common stock on an as-converted basis. The following table presents the non-GAAP weighted average diluted common shares outstanding for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Non-GAAP weighted average diluted common shares outstanding	46,604	45,278	46,123	45,250